UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2020

Exantas Capital Corp.

(Exact name of registrant as specified in its charter)

Maryland	1-32733	20-2287134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Fifth Avenue New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-621-3210

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	XAN	New York Stock Exchange
8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock	XANPrC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Due to the turmoil in the financial markets resulting from the global pandemic of the COVID-19 virus, Exantas Capital Corp. (the “Company”) and its subsidiaries have received margin calls from CMBS repo financing counterparties. As of the close of business on March 23, 2020, the Company did not meet all of its margin calls. The Company has requested that its CMBS repo financing counterparties forbear from exercising rights under the applicable agreements to allow the Company to evaluate its options for responding to the current situation.

On March 24, 2020, the Company received written notices from certain affiliates of Royal Bank of Canada (“RBC”) alleging that events of default had occurred with respect to various financing agreements. The Company disputes RBC’s notices of events of default and intends to vigorously assert its rights and defenses against any wrongful conduct by RBC. The Company estimates that, as of March 24, 2020, the Company’s aggregate obligations subject to the foregoing notices of default are approximately $225 million.

In light of the events and conditions described above, the Company is pursuing discussions with its CMBS repo financing counterparties with regard to entering into forbearance agreements pursuant to which each counterparty would agree to forbear from exercising its rights and remedies under the applicable financing arrangement for an agreed-upon period. The Company cannot predict whether any of its CMBS repo financing counterparties will enter into a forbearance agreement, the timing of any such agreement, or the terms thereof. The Company continues to consider its strategic options for responding to margin calls and the unprecedented volatility in the markets.

Under the terms of the applicable financing arrangements, if the Company fails to deliver additional collateral or otherwise meet margin calls when due, the CMBS repo counterparties may demand immediate payment by the Company of the aggregate outstanding financing obligations owed to such counterparties, and if such financing obligations are not paid, may sell the securities and apply the proceeds to the Company’s financing obligations and/or take ownership of the securities securing the Company’s financing obligations.

Item 8.01 Other Events.

On March 25, 2020, the Company issued a press release announcing the status of its financing agreements, which is discussed in Item 2.04 above, and that the Board of Directors of the Company is rescinding the declaration of dividends that was previously declared on its common stock and 8.625% Series C Cumulative Redeemable Preferred Stock. The Company will continue to evaluate its liquidity and review the ability and advisability of paying dividends going forward. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated March 25, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXANTAS CAPITAL CORP.

Date: March 25, 2020	By:	/s/ Michele R. Weisbaum
Michele R. Weisbaum
Senior Vice President, Chief Legal Officer and Secretary